Exhbit 99.1

PRESS RELEASE

IDT Closes on Purchase of UTA Joint Venture

NEWARK, NJ – 24 June 2009:   IDT Corporation (NYSE: IDT; IDT.C) today said that it has closed on the previously announced purchase of the outstanding 49% of its Union Telecard Alliance, LLC (UTA) joint venture from the Gomez Family Trust.  The agreement was initially announced by IDT on June 17, 2009.

UTA has been the distributor of IDT prepaid calling cards in the United States. UTA utilizes a network of more than 850 sub-distributors that sell to retail outlets throughout most of the United States.  UTA develops marketing and distribution strategies for IDT’s prepaid calling card products, including card design, pricing and market expansion opportunities.

As previously announced, IDT is paying $6.9 million for the UTA stake, with $3.6 million in cash paid on closing in addition to the $1.0 million paid on entering into the agreement.  The Gomez Family Trust has also received certain non-core holdings of UTA, and may receive up to an additional $2.5 million based on post-closing adjustments and contingencies.

About IDT Corporation:

IDT Corporation (www.idt.net) is a consumer focused company operating primarily in the telecommunications and energy industries.  IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

Investor Relations:

IDT Corporation

Bill Ulrey: (973) 438-3838